Limited Term Tax-Exempt Bond Fund of America
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

July 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$65,825
Class B	$79
Class C	$1,081
Class F1	$3,152
Class F2	$4,116
Total	$74,253
Class R-6	$3,000
Total	$3,000

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3999
Class B	$0.2872
Class C	$0.2791
Class F1	$0.3854
Class F2	$0.4293
Class R-6	$0.4470

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	164,624
Class B	196
Class C	3,096
Class F1	7,680
Class F2	9,296
Total	184,892
Class R-6	8,258
Total	8,258

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.94
Class B	$15.94
Class C	$15.94
Class F1	$15.94
Class F2	$15.94
Class R-6	$15.94